Exhibit 99.1
NEWS RELEASE
Vanguard Natural Resources, Inc. Files for Chapter 11 Protection

Houston - April 1, 2019 - (PR NEWSWIRE) - Vanguard Natural Resources, Inc. (OTC-QX: VNRR) (together with its wholly owned subsidiaries, collectively, “Vanguard” or the “Company”) today announced that the Company has voluntarily filed petitions for relief under chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas, Houston Division (the “Court”).

The Company has obtained a committed $130 million debtor-in-possession financing facility (the “DIP Facility”), which contemplates $65.0 million in new money, up to $20.0 million of which will become immediately available upon Bankruptcy Court approval and $65.0 million of which will roll up obligations in respect of revolving loans under the Company’s existing credit agreement. The DIP Facility is underwritten by Citibank, N.A. Subject to Court approval, this DIP financing, combined with the Company’s cash from operations, is expected to provide sufficient liquidity during the chapter 11 cases to support its continuing business operations and minimize disruption.

Mr. R. Scott Sloan, President and CEO, commented, “The restructuring steps that we have announced today are necessary to attain a capital structure which is suitable for Vanguard’s assets and future business strategy. We are now focused on expediting an efficient in-court restructuring, maintaining our operational momentum and upholding our obligations to our employees and vital vendors and stakeholders.”

Vanguard has filed a series of motions with the court that, when granted, are expected to generally enable the company to maintain its operations as usual throughout the restructuring process. Included in these first day motions are requests to continue to pay employee wages, honor existing employee benefit programs, continue to pay taxes, and pay royalties to mineral owners under the terms of the applicable agreements.

The Company has also filed motions seeking authority to pay expenses associated with its operations and drilling and completion activities, as well as costs associated with gathering, processing, transportation, marketing and those related to joint interest billing for non-operated properties.

Court filings and other information related to the chapter 11 cases are available on the Company’s website at www.vnrenergy.com/restructuring and at https://cases.primeclerk.com/VNR, which is a website administered by the Company’s proposed claims agent, Prime Clerk LLC. The Company has also set up a toll-free hotline to answer employee, vendor, investor and royalty owner questions, which is available Monday through Friday, 8 a.m. to 6 p.m. Central Standard Time at 844-216-9850 (internationally at 347-859-8076). Parties may obtain electronic notification of court filings through the Prime Clerk website or may register for email notices by completing the Bankruptcy Court’s registration form that can be accessed at http://www.txs.uscourts.gov/sites/txs/files/CRECFform.pdf.

Kirkland & Ellis LLP is serving as legal counsel and Evercore Partners is acting as financial advisor to Vanguard. Opportune LLP is the Company’s restructuring advisor.

About Vanguard Natural Resources, Inc.

Vanguard Natural Resources, Inc. is an independent exploration and production company focused on the production and development of oil and natural gas properties in the United States. Vanguard's assets consist primarily of producing and non-producing oil and natural gas reserves located in the Green River Basin in Wyoming, the Piceance Basin in Colorado, the Permian Basin in West Texas and New Mexico, the Arkoma Basin in Oklahoma, the Gulf Coast Basin in Texas, Louisiana and Alabama, the Big Horn Basin in Wyoming and Montana, the Anadarko Basin in Oklahoma and North Texas, the Wind River Basin in Wyoming and the Powder River Basin in Wyoming. More information on Vanguard can be found at www.vnrenergy.com.

Forward-Looking Statements

Statements made by representatives of the Company within this press release that are not historical facts are forward looking statements. Terminology such as “will,” “would,” “should,” “could,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “on track,” “potential,” the negative of such terms or other comparable terminology are intended to identify forward looking statements. These statements are based on certain assumptions and expectations made by the Company which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or anticipated in the forward looking statements. These include risks relating to financial performance and results, the ability to improve Vanguard’s results and profitability following its emergence from bankruptcy; our indebtedness under our revolving credit facility, term loan and second lien notes; availability of sufficient cash flow to make payments on our debt obligations and to execute our business plan; our prices and demand for oil, natural gas and natural gas liquids; and our ability to replace reserves and efficiently develop our reserves. These and other important factors could cause actual results to differ materially from those anticipated or implied in the forward looking statements. Please read “Risk Factors” in our most recent annual report on Form 10-K and Item 1A. of Part II “Risk Factors” in our subsequent quarterly reports on Form 10-Q and any other public filings and press releases. Vanguard undertakes no obligation to publicly update any forward looking statements, whether as a result of new information or future events.

SOURCE: Vanguard Natural Resources, Inc.
CONTACT: Vanguard Natural Resources, Inc.

Investor Relations
Ryan Midgett, Chief Financial Officer
IR@vnrenergy.com

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